Exhibit 20.28

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), dated as of January 26, 2007, is between ARI Network Services, Inc. , a Wisconsin corporation (the “Company”), and Robert Hipp. (“Employee”).  Capitalized terms used but not otherwise defined herein shall have the meanings set forth in Section 8 of this Agreement.

RECITALS

A.           The Company desires to appoint Employee as its Marketing/Business Development Manager, and Employee desires to accept such appointment.

B.            The execution and delivery of this Agreement by the Company and Employee are conditions to the purchase of all of the issued and outstanding common stock of OC-NET, Inc.  (the “Target”) by the Company, pursuant to the Stock Purchase Agreement.

AGREEMENT

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

1.             Term of Employment; Position and Duties.

(a)           Term.  Unless earlier terminated as provided in this Agreement, the Company agrees to employ Employee and Employee accepts such employment for the period beginning as of the date hereof and ending upon the second (2nd) anniversary of the date hereof (the “Term”).  Reference herein to the “Employment Period” shall be deemed to include the Term and shall terminate upon any Separation Date.

(b)           Position and Duties.

(i)           During the Employment Period, Employee shall be employed as Marketing/Business Development Manager of the Company and the Target (prior to its liquidation or other termination of its independent legal existence) and in such other capacity as an officer, employee or director of any Affiliate of the Company as is reasonably requested by the Vice President of Global Sales and Marketing of the Company and shall have the normal duties, responsibilities and authority implied by such positions.  Notwithstanding the foregoing, (1) the Vice President of Global Sales and Marketing of the Company may modify such duties, responsibilities and authority through any reasonable expansion thereof, (2) the Vice President of Global Sales and Marketing of the Company may limit such duties, responsibilities and authority in his sole discretion, and (3) the Vice President of Global Sales and Marketing of the Company may override actions of Employee.

(ii)           Employee shall report to the Vice President of Global Sales and Marketing of the Company, and Employee shall devote his best efforts and his full business time and attention to the business and affairs of the Company and its Affiliates except as otherwise specifically approved in writing by the Vice President of Global Sales and Marketing of the Company.

(iii)           The Vice President of Global Sales and Marketing of the Company from time to time may require Employee to perform employment services outside of Cypress, California.  In the event that Employee shall be required by the Vice President of Global Sales and Marketing of the Company to travel, the Vice President of Global Sales and Marketing of the Company shall provide to the Employee reasonable advance notice of such requirement; provided, that Employee shall not be required to spend more than twenty (20) business hours traveling during any work week.

2.             Compensation.

(a)           Salary.  During the Employment Period, the Company will pay Employee (i) a base salary (the “Base Salary”) of $125,000 per annum, plus (ii) a non-guaranteed variable compensation package based upon performance objectives as mutually agreed upon by the Vice President of Global Sales and Marketing of the Company and Employee of a contingent amount equal to Sixty-Five Thousand Dollars ($65,000) annually (“Variable Salary)”.All performance objectives will be reviewed by the President and CEO of the Company.  Employee may consult with the President and CEO in connection with the establishment of mutually acceptable performance objectives.  Variable Salary together with the Base Salary is the “Total Annual Salary”).  The Total Annual Salary is subject to increase from time to time in the sole discretion of the Vice President of Global Sales and Marketing of the Company.  The Total Annual Salary shall be payable in installments in accordance with the normal payroll practices of the Company.

(b)           Equity Compensation.  During the Employment Period, Employee may be entitled to participate in the 2000 Stock Option Plan of the Company to the extent such participation is approved by the board of directors of the Company.

(c)           Welfare, Retirement and Fringe Benefits; Vacation.  During the Employment Period, Employee shall be entitled to participate in and receive all benefits under welfare benefit plans, practices, policies, programs, and arrangements that the Company provides from time to time for the benefit of its employees generally.  This may or may not include, but is not limited to, health, dental and vision coverage; term life and accidental death and dismemberment insurance, long term disability insurance; and 401(k) retirement plan.  Employee would be entitled to receive four (4) weeks of paid vacation during each twelve (12) month period during the Employment Period.  Vacation will be tracked on a calendar year basis and will be prorated for the remainder of 2007.  Employee will also be entitled to three (3) personal or floating holidays and six (6) sick days during each twelve (12) month period during the Employment Period.  Personal days and sick days will be forfeited and will not be paid in the event of any Separation.

3.             Separation.

(a)           During Employment Period.  Prior to the end of the Term, a “Separation” shall occur upon, and shall be defined as:  (i) Employee’s resignation, Disability or death, or (ii) the Vice President of Global Sales and Marketing of the Company providing written notice of termination of Employee’s employment to Employee (which termination may be with or without Cause).  If a Separation occurs prior to the end of the Term as a result of termination by the Company without Cause pursuant to clause (ii), above, and the Employee executes and delivers to the Company within twenty-one (21) days following the Separation Date a general release in the form (subject to any changes that may be reasonably required to effectuate a valid release/waiver under the Age Discrimination in Employment Act of 1967, as amended, and a release of all other claims (known or unknown) against the Company and its Affiliates) of Exhibit A attached hereto (the “General Release”), and does not revoke such General Release within seven (7) days of its execution, then, during the Severance Period, the Company shall continue to pay to Employee an amount equal to the Severance Amount, provided, that the expiration of the Term shall not constitute a termination by the Company without Cause.

(b)           Severance Mechanics and Conditions.  Any Severance Amount payable under Section 3(a) by the Company shall be payable in accordance with the Company’s normal payroll procedures and cycles and shall be subject to withholding of applicable taxes and governmental charges in accordance with applicable law.  Other than payment of the Severance Amount and the provision of the benefits described in Section 3(a), the Company shall have no obligation following any Separation to make any further severance or other payment to or on behalf of, or to provide any further benefits to, Employee, other than payments and vested benefits required to be provided post-Separation by the various plans in which Employee participates on the Separation Date.  Notwithstanding the foregoing, in the event that Employee materially breached, or during the Severance Period materially breaches, any of Employee’s obligations under Section 4 or Section 5 of this Agreement, then, in addition to any other rights that the Company may have under this Agreement or otherwise, the Company shall be relieved from and shall have no further obligation to pay Employee any amounts or to provide Employee any benefits (including, without limitation, the Severance Amount or benefits described in Section 3(a)) to which Employee would otherwise be entitled pursuant to this Agreement, other than payments and vested benefits required to be provided post-Separation by the various plans in which Employee participates on the Separation Date.

(c)           Employment At-Will Upon Expiration of the Term.  Any continued employment by the Company of Employee after the end of the Term will be deemed to be employment at will , and either the Company or Employee may terminate Employee’s employment at any time for any or no reason.  Regardless of the reason for termination of Employee’s employment following the expiration of the Term, the Company shall have no obligation to make any further severance or other payment to or on behalf of, or to provide any further benefits to, Employee, other than payments and vested benefits required to be provided post-termination by the various plans in which Employee participates on the Separation Date.  Employee agrees to comply with the provisions of Sections 4 and 5 while he is employed at will by the Company following the expiration of the Term.  Upon termination for any reason of such at will employment, Employee shall continue to comply with all of the provisions of Sections 4 and 5 for the time period set forth therein as if the end of the Employment Period occurred on the date of termination of his at will employment.

4.             Confidentiality; Inventions and Patents.

(a)           Obligation to Maintain Confidentiality.  Employee acknowledges that by reason of Employee’s duties to and association with the Company, the Target, their Affliliates and their respective Subsidiaries, Employee has had and will have access to and has and will become informed of Confidential Information and Trade Secret Information.  During the Employment Period, Employee agrees to keep in strict confidence and not, directly or indirectly, make known, disclose, furnish, make available or use any Confidential Information or Trade Secret Information, except for use in Employee’s regular authorized duties on behalf of the Company, the Target, their Affliliates and their respective Subsidiaries, and shall take all necessary and appropriate steps to safeguard the Confidential Information and Trade Secret Information and to protect it against disclosure, misappropriation, misuse, loss and theft.  After the termination, for whatever reason, of the Employment Period, Employee agrees to keep in strict confidence and not, directly or indirectly, make known, disclose, furnish, make available or use any Trade Secret Information, and shall take all necessary and appropriate steps to safeguard the Trade Secret Information and to protect it against disclosure, misappropriation, misuse, loss and theft.  For a period of two (2) years after the termination, for whatever reason, of the Employment Period, Employee agrees to keep in strict confidence and not, directly or indirectly, make known, disclose, furnish, make available or use any Confidential Information, and shall take all necessary and appropriate steps to safeguard the Confidential Information and to protect it against disclosure, misappropriation, misuse, loss and theft.  Employee acknowledges and agrees that all documents and other property including or reflecting Confidential Information or Trade Secret Information furnished to Employee by the Company, the Target, their Affiliates or their respective Subsidiaries, or otherwise acquired or developed by the Company, the Target, their Affiliates, their respective Subsidiaries or Employee or known by Employee shall at all times be the sole and exclusive property of the Company, the Target, their Affiliates and their respective Subsidiaries.  Employee shall deliver to the Company at the termination, for whatever reason, of the Employment Period, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) relating to the Confidential Information, Trade Secret Information, Work Product or the business of the Company, the Target, their Affiliates or their respective Subsidiaries which Employee may then possess or have under Employee’s control and shall erase all embodiments of the Confidential Information and Trade Secret Information from all storage devices.  If Employee is required to disclose Confidential Information or Trade Secret Information pursuant to any applicable law or court order, (i) Employee shall provide the Company with prior written notice of the requirement for disclosure that details the Confidential Information and/or Trade Secret Information to be disclosed and shall cooperate with the Company to preserve the confidentiality of such information to the extent possible, and (ii) any disclosure made in compliance with the provisions of clause (i) above shall not be a breach of this Section 4(a).  The parties hereto agree that nothing contained in this Agreement shall be construed to limit or supersede the common law of torts or statutory or other protection of trade secrets where such law provides the Company, the Target, their Affiliates or their respective Subsidiaries with greater protection or protection for a longer duration than that provided in this Section 4(a).

(b)           Inventions and Patents.

(i)           Employee acknowledges that all Work Product is, and will be, the exclusive property of the Company.  Employee hereby assigns and agrees to assign all right, title and interest in and to all Work Product to the Company.  Any copyrightable works that fall within Work Product will be deemed “works made for hire” under Section 201(b) of the United States Copyright Act of 1976, and the Company shall own all of the rights comprised in the copyright therein; provided, however, that to the extent such works may not, by operation of law or otherwise, constitute “works made for hire,” Employee hereby assigns and agrees to assign to the Company all right, title and interest therein.

(ii)           Employee shall promptly and fully disclose all Work Product to the Company and shall cooperate and perform at the expense of the Company all actions reasonably requested by the Company (whether during or after the Employment Period) to establish, confirm and protect the Company’s right, title and interest in such Work Product.  Without limiting the generality of the foregoing, Employee agrees to assist the Company, at the Company’s expense, to secure the Company’s rights in the Work Product in any and all countries, including the execution of all applications and all other instruments and documents which the Company shall deem necessary in order to apply for and obtain rights in such Work Product and in order to assign and convey to the Company the sole and exclusive right, title and interest in and to such Work Product.  If the Company is unable because of Employee’s mental or physical incapacity or for any other reason (including Employee’s refusal to do so after request therefor is made by the Company) to secure Employee’s signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Work Product belonging to or assigned to the Company pursuant to Section 4(b)(i) above, then Employee hereby irrevocably  designates and appoints the Company and each of its duly authorized officers and agents as Employee’s agent and attorney-in-fact to act for and in Employee’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents or copyright registrations thereon with the same legal force and effect as if executed by Employee.  Employee agrees not to apply for or pursue any application for any United States or foreign patents or copyright registrations covering any Work Product other than pursuant to this paragraph in circumstances where such patents or copyright registrations are or have been or are required to be assigned to the Company.

(c)           Third Party Information.  Employee understands that the Company, the Target, their Affiliates and their respective Subsidiaries, will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s, the Target’s, their Affiliates’ and their respective Subsidiaries’ part to maintain the confidentiality of such information and to use it only for certain limited purposes.  During the Employment Period and for a period of two (2) years after the termination, for whatever reason, of the Employee’s employment, with respect to all information other than Trade Secret Information, and indefinitely after such termination with respect to Trade Secret Information, and without in any way limiting the provisions of Section 4(a) above, Employee will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than personnel and consultants of the Company, the Target, their Affiliates and their respective Subsidiaries who need to know such information in connection with their work for the Company, the Target, their Affiliates and their respective Subsidiaries or use, except in connection with his work for the Company, the Target, their Affiliates and their respective Subsidiaries, Third Party Information unless expressly authorized by the Company in writing or required by law.

(d)           Use of Information of Prior Employers.  During the Employment Period, Employee will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other Person to whom Employee has an obligation of confidentiality, and will not bring onto the premises of the Company, the Target, their Affiliates or their respective Subsidiaries any unpublished documents or any property belonging to any former employer or any other Person to whom Employee has an obligation of confidentiality unless consented to in writing by the former employer or Person.  Employee will use in the performance of his duties only information which is (i) generally known and used by persons with training and experience comparable to Employee’s and which is (x) common knowledge in the industry, or (y) is otherwise legally in the public domain, (ii) otherwise provided or developed by the Company, the Target, their Affiliates and their respective Subsidiaries, or (iii) in the case of materials, property or information belonging to any former employer or other Person to whom Employee has an obligation of confidentiality, approved for such use in writing by such former employer or Person.

5.             Noncompete; Nonsolicitation; Noninterference.

(a)           Employee agrees that, during the Employment Period, Employee shall not directly or indirectly own any interest in, manage, control, participate in (whether as an officer, director, employee, partner, agent, representative or otherwise), consult with, render services for, or in any other manner engage in any business located or conducted within the counties in the United States of America in which the Company and the Target has performed, produced, marketed or sold products or services, which is engaged, directly or indirectly, in web design, web hosting, e-commerce, network consulting and software product development, production, marketing or sales relating to products that compete with those products developed, produced, marketed or sold by the Company or the Target to OEMs, distributors and dealers or any other business that the Company, the Target, their Affiliates and their respective Subsidiaries, propose to engage in or contemplate engaging in during the Employment Period (collectively, “Competitive Business Activities”).

(b)           Employee agrees that, during the Noncompete Period, Employee shall not, in any capacity that requires Employee to provide, in any material respect, services, advice, and/or consultation similar to the services, advice and/or consultation he provided on behalf of the Company or the Seller during the Reference Period, manage, control, participate in (whether as an officer, director, employee, partner, agent, representative or otherwise), consult with, render services for, or engage in any business located or conducted within the counties of the United States of America in which the Company or the Target has performed, produced, marketed or sold services or products during the Reference Period which is engaged, directly or indirectly, in Competitive Business Activities.

(c)           Nothing herein shall prohibit Employee from being a passive owner of not more than two percent (5%) of the outstanding securities of any class of a corporation which is publicly traded, so long as Employee has no active participation in the business of any such corporation.

(d)           During the Employment Period and the Noncompete Period, Employee shall not directly or indirectly through another Person solicit or attempt to solicit, induce or attempt to induce any employee, consultant, agent, independent contractor or any other Person otherwise engaged in a services or business relationship (including, but not limited to, any customer, supplier, licensee, licensor or franchisee) with the Company, the Target, their Affiliates and their respective Subsidiaries, to leave the employ of or terminate or otherwise adversely alter such Person’s relationship with the Company, the Target, their Affiliates and their respective Subsidiaries, or in any way interfere with the relationship between the Company, the Target, their Affiliates and their respective Subsidiaries, and any such Person.

(e)           During the Employment Period, Employee shall not directly or indirectly through another Person acquire or attempt to acquire any business in the United States of America to which the Company has made an acquisition proposal relating to the possible acquisition of such business (an “Acquisition Target”) or take any action to induce or attempt to induce any Acquisition Target to consummate any acquisition, investment or other similar transaction with any Person (other than the Company or the Target).

(f)           During the Noncompete Period, Employee shall not directly or indirectly through another Person acquire or attempt to acquire any business in the United States of America to which the Company or the Target has made an acquisition proposal during the Reference Period relating to the possible acquisition of such business and with which the Company or the Target is in active discussions or which the Company or the Target is still considering pursuing (a “Reference Period Acquisition Target”) or take any action to induce or attempt to induce any Reference Period Acquisition Target to consummate any acquisition, investment or other similar transaction with any Person (other than the Company or the Target).

6.             Enforcement.  Because Employee’s services are unique and because Employee has access to Confidential Information and Trade Secret Information, the parties hereto agree that money damages would be an inadequate remedy for any breach of this Agreement.  Therefore, in the event of a breach or threatened breach of this Agreement, the Company, its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security).

7.             Additional Acknowledgments.  Employee acknowledges that the provisions of Section 4 and Section 5 are in consideration of: (i) employment with the Company, (ii) the purchase and sale of the common stock of the Target as set forth in the Stock Purchase Agreement and (iii) additional good and valuable consideration as set forth in this Agreement.  In addition, Employee agrees and acknowledges that the restrictions contained in Section 4 and Section 5 do not preclude Employee from earning a livelihood, nor do they unreasonably impose limitations on Employee’s ability to earn a living.  In addition, Employee acknowledges (x) that the business of the Company will be national in scope and without geographical limitation, and (y) notwithstanding the state of incorporation/organization or principal office of the Company or the Target, or any of their respective executives or employees (including Employee), it is expected that the Company and the Target will have business activities and have valuable business relationships within its industry throughout the United States of America.  Employee agrees and acknowledges that the potential harm to the Company and the Target of the nonenforcement of Section 4 and Section 5 outweighs any potential harm to Employee of its enforcement by injunction or otherwise.  Employee acknowledges that he has carefully read this Agreement and has given careful consideration to the restraints imposed upon Employee by this Agreement, and is in full accord as to their necessity for the reasonable and proper protection of confidential and proprietary information of the Company and the Target now existing or to be developed in the future.  Employee expressly acknowledges and agrees that each and every restraint imposed by this Agreement is reasonable with respect to subject matter, time period and geographical area.  Employee agrees (i) to show this Agreement to all future employers prior to accepting employment with them (and the Company hereby consents to such disclosure to the extent this Agreement or any information contained herein is deemed to be Confidential Information), and (ii) that the Company may show this Agreement to such employers at any time.

8.             Definitions.

“Acquisition Target” has the meaning set forth in Section 5(e).

“Active Target” means a company or a division of a company which either the Company, the Target or any of their respective Subsidiaries or Affiliates has spent a significant amount of time investigating as a possible investment or acquisition candidate.

“Affiliate” means, with respect to any Person, any Person that controls, is controlled by or is under common control with such Person or an Affiliate of such Person.

 “Cause” means (i) the commission of a felony involving dishonesty or fraud with respect to the Company, the Target or any of their respective Subsidiaries or Affiliates or any of their customers or suppliers or the commission of any other act or omission involving dishonesty or fraud with respect to the Company, the Target or any of their respective Subsidiaries or Affiliates or any of their customers or suppliers, (ii) substantial and repeated failure to perform duties of the office held by Employee as reasonably directed by the Vice President of Global Sales and Marketing of the Company if such failure is not curable, or, if curable, such failure is not cured within ten (10) days following written notice from the Company, (iii) gross negligence of Employee that has been injurious (financially, reputationally or otherwise) to the Company, the Target or any of their respective Subsidiaries or Affiliates (except for a de minimus injury to the Company, the Target or any of their respective Subsidiaries or Affiliates), (iv) willful misconduct with respect to the Company, the Target or any of their respective Subsidiaries or Affiliates that has been materially injurious to the Company or the Target, (v) conduct tending to bring the Company, the Target or any of their respective Subsidiaries or Affiliates into substantial public disgrace or disrepute, (vi) any material breach by Employee of the terms of this Agreement if such breach is not curable, or if curable, such breach is not cured within ten (10) days following written notice from the Company or (vii) any intentional and material breach by Employee of any representation or warranty made by Employee in the Stock Purchase Agreement, provided, however, that if any such representation or warranty in the Stock Purchase Agreement is modified by “material”, “Material Adverse Effect” or other similar qualifiers, the word material in this clause (vii) will be disregarded.

“Confidential Information” means all non-Trade Secret Information of a confidential or proprietary nature (whether or not specifically labeled or identified as “Confidential”), in any form or medium, that is or was disclosed to, or developed or learned by, Employee in connection with Employee’s relationship with the Company, the Target or any of their respective Subsidiaries or Affiliates prior to the date hereof or during the Employment Period and that relates to the actual or anticipated business, products, services, financing, research or development of the Company, the Target or any of their respective Subsidiaries or Affiliates or any of their respective suppliers, distributors or customers.  Confidential Information includes, but is not limited to, the following: (i) internal business information (including information relating to strategic and staffing plans and practices, business, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures, accounting and business methods); (ii) identities of, individual requirements of, specific contractual arrangements with, information about and confidential and proprietary information of any of the Company’s, the Target’s or any of their respective Subsidiaries’ or Affiliates’ suppliers, distributors and customers; (iii) compilations of data and analyses, techniques, systems, formulae, research, source code, object code, records, reports, manuals, documentation, models, data and data bases relating thereto; (iv) inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable); and (v) Acquisition Targets and Active Targets.  Confidential Information shall not include information that (a) is or becomes publicly known through no wrongful act or breach of obligation of confidentiality and as a result of disclosure by a Person other than Employee; or (b) was rightfully received by Employee from a third party (other than any of the Company’s, the Target’s or any of their respective Subsidiaries’ or Affiliates’ suppliers, distributors or customers) without a breach of any obligation of confidentiality by such third party known to Employee.

“Disability” means the disability of Employee caused by any physical or mental injury, illness or incapacity as a result of which Employee is unable to perform effectively the essential functions of Employee’s duties as determined by the Vice President of Global Sales and Marketing of the Company in good faith.

“Noncompete Period” means the one (1) year period following the Separation Date.

“Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, an investment fund, any other business entity or a governmental entity or any department, agency or political subdivision thereof.

“Reference Period” means the one (1) year period immediately preceding the Separation Date.

“Separation” has the meaning set forth in Section 3(a).

“Separation Date” means the date of Separation.

“Severance Amount” means an amount equal to the Employee’s Base Salary.

“Severance Period” means the period commencing on the Separation Date and ending at the expiration of the Term.

“Stock Purchase Agreement” means that certain Stock Purchase Agreement, dated as of the date hereof, by and among the Company, the Target, Employee and certain other parties, as amended from time to time pursuant to its terms.

 “Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof.  For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association, or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of the limited liability company, partnership, association, or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association, or other business entity.  For purposes hereof, references to a “Subsidiary” of any Person shall be given effect only at such times that such Person has one or more Subsidiaries.

“Trade Secret Information” has the meaning set forth under applicable law, provided such information relates to the Company, the Target or their respective Subsidiaries or Affiliates for purposes of Section 4(a) and to the relevant third party for purposes of Section 4(c).

“Work Product” means all inventions, innovations, improvements, developments, source or object code, methods, processes, designs, analyses, drawings, reports and all similar or related information (whether or not patentable or reduced to practice or comprising Confidential Information) and any copyrightable work, trade mark, trade secret or other intellectual property rights (whether or not comprising Confidential Information) and any other form of Confidential Information, any of which relate to the Company’s, the Target’s or any of their respective Subsidiaries’ or Affiliates’ actual or anticipated business, research and development or existing or future products or services and which were or are conceived, reduced to practice, contributed to, developed, made or acquired by Employee (whether alone or jointly with others) while employed (both before and after the date hereof) by the Company or any of its Subsidiaries or Affiliates.

9.             Notices.  Any notice provided for in this Agreement must be in writing and must be either personally delivered, mailed by first class mail (postage prepaid and return receipt requested), sent by reputable overnight courier service (charges prepaid) or sent by facsimile, if a facsimile number is provided below (with confirmation of transmission), to the recipient at the address below indicated:

If to the Company:

ARI Network Services, Inc.
11425 West Lake Park Drive #900
Milwaukee, Wisconsin 53224-3023
Attn:  Brian E. Dearing
Fax No.:  (414) 973-4620

If to Employee:

Robert Hipp
_________________________________
[Cypress], California  ________________
Fax No.:  __________________________

or such other address or to the attention of such other Person as the recipient party shall have specified by prior written notice to the sending party.  Any notice under this Agreement will be deemed to have been given on the date when personally delivered, one (1) business day after delivery to a reputable courier service, five (5) days after deposit in the U.S. mail or on the date of facsimile transmission.

10.           General Provisions.

(a)           Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

(b)           Complete Agreement.  This Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding between the parties hereto and supersede and preempt any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way, including, but not limited to, any prior employment agreement between the Employee and the Company.

(c)           Counterparts; Facsimile.  This Agreement may be executed in separate counterparts (including those delivered by means of facsimile or other electronic means), each of which is deemed to be an original and all of which taken together constitute one and the same agreement.  This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or other electronic means, shall be treated in all manner and respects and for all purposes as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties.  No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or other electronic means to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or other electronic means as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

(d)           Successors and Assigns.  Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by Employee and the Company and their respective successors and assigns, and Employee and Company acknowledge and agree that in the event of any internal restructuring involving the Company, the Target, their Affiliates and/or any of their respective Subsidiaries, this Agreement may be assigned to, and Employee’s employment will continue uninterrupted with, the surviving entity pursuant to the terms and conditions set forth herein.  Other than as set forth in the immediately preceding sentence, neither this Agreement nor any right or obligation of any party hereto may be assigned or delegated without the prior written consent of the other party hereto.

(e)           Choice of Law.  All questions concerning the construction, validity and interpretation of this Agreement and the exhibits hereto will be governed by and construed in accordance with the laws of the State of Wisconsin, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Wisconsin or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Wisconsin.

(f)            Remedies.  Each of the parties to this Agreement will be entitled to enforce its rights under this Agreement specifically, to recover damages and costs (including reasonable attorney’s fees) caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor.  The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

(g)           Amendment and Waiver.  The provisions of this Agreement may be amended only with the prior written consent of the Company and Employee.  A provision of this Agreement may be waived only in writing by the party entitled to the benefit of such provision.

(h)           Insurance.  The Company, at its discretion, may apply for and procure in its own name and for its own benefit life and/or disability insurance on Employee in any amount or amounts considered advisable.  Employee agrees to cooperate in any reasonably necessary medical or other examination, supply any reasonably requested information, and to execute and deliver any applications or other instruments in writing as may be reasonably necessary to obtain and constitute such insurance.  Employee hereby represents and warrants that he has no reason to believe that his life is not insurable at rates now prevailing for healthy men of his age.

(i)           Business Days.  If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday or holiday in the state in which the Company’s principal office is located, the time period shall be automatically extended to the business day immediately following such Saturday, Sunday or holiday.

(j)           Indemnification and Reimbursement of Payments on Behalf of Employee.  The Company shall be entitled to deduct or withhold from any amounts owing from the Company to Employee, any federal, state, local or foreign withholding taxes, excise taxes, or employment taxes (“Taxes”) imposed with respect to Employee’s compensation or other payments from the Company, including, but not limited to, wages, bonuses, dividends, the receipt or exercise of equity options and/or the receipt or vesting of restricted equity.  In the event the Company does not make such deductions or withholdings, Employee shall indemnify the Company for any such deduction or withholding subsequently paid by the Company, but not for any interest, penalties or other amounts associated therewith.

(k)           Termination.  This Agreement (i) shall survive the expiration of the Term and shall remain in full force and effect after such expiration, and (ii) except for the provisions of Section 1 and Section 2, shall survive a Separation and shall remain in full force and effect after such Separation.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first above written.

COMPANY

By:	/s/ Brian E. Dearing
Brian E. Dearing, Chairman and Chief Executive Officer

/s/ Robert Hipp
Robert Hipp

EXHIBIT A

FORM OF GENERAL RELEASE

I, Robert Hipp, in consideration of the severance payments and benefits set forth in the Employment Agreement dated as of January 26, 2007, between ARI, a [_________________________] (the “Company”), and the undersigned (as amended from time to time, the “Agreement”), and other good and valuable consideration, and subject to the terms and conditions set forth therein, do hereby release and forever discharge as of the date hereof the Company, its subsidiaries and affiliates (including, but not limited to, OC-NET, Inc., a California corporation) and each of their respective present and former directors, officers, partners, members, shareholders, equity holders, agents, representatives, employees, successors and assigns (collectively, the “Released Parties”) to the extent provided below.

(i)	I understand and agree that I will not receive the benefits specified in Section 3 of the Agreement unless I execute this General Release.

(ii)
I knowingly and voluntarily release and forever discharge the Company and the other Released Parties from any and all claims, known or unknown, which I, my heirs, executors, administrators and assigns, may have, which arise out of my employment with, and my separation from, the Company and the other Released Parties (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991, as amended; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act, as amended); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990, as amended; the Family and Medical Leave Act of 1993, as amended; the Civil Rights Act of 1866, as amended; the Worker Adjustment Retraining and Notification Act, as amended; Section 510 of the Employee Retirement Income Security Act of 1974, as amended; any applicable Manager or Employee Order Programs; the Fair Labor Standards Act, as amended; or their state or local counterparts; or under any other federal, foreign, state or local civil or human rights law, or under any other local, state, or federal or foreign law, regulation or ordinance; or under any public policy, contract or tort, or under common law, for wrongful discharge; or arising under any policies, practices or procedures of the Company or any other Released Parties; or any claim for breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses including attorney’s fees, incurred in these matters); provided, however, that the foregoing release and discharge shall not apply to rights and benefits I have with respect to any equity I own in the Company, to rights I have with respect to any severance or other benefits pursuant to Section 3 of the Agreement, to rights that I have under the Stock Purchase Agreement (as defined in the agreement) or to any benefits vested under any employee benefit plans.

(iii)
I agree that this General Release does not waive or release any rights or claims that I may have (including, but not limited to, rights or claims under the Age Discrimination in Employment Act of 1967, as amended), which arise after the date I execute this General Release.

(iv)
I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission of any improper or unlawful conduct of myself or the Company or any of the other Released Parties.

(v)
I agree that if I challenge the validity of this General Release I will immediately repay to the Company any amounts paid pursuant to Section 3 of the Agreement, though I acknowledge that such repayment will not vitiate any of the rights of the Company or any of the other Released Parties under this General Release.  I also agree that if I violate this General Release by suing the Company or any of the other Released Parties, I will pay all costs and expenses of defending against the suit incurred by the Released Parties, including reasonable attorneys’ fees.

(vi)
I agree that this General Release is confidential and agree not to disclose any information regarding the terms of this General Release, except to my immediate family and any tax, legal or other counsel I have consulted regarding the meaning or effect hereof or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone.

(vii)
Any nondisclosure provision in this General Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the National Association of Securities Dealers, Inc. (NASD) or any other self-regulatory organization or governmental entity.

(viii)
I agree to make myself available to and to cooperate with the Company in any internal investigation or administrative, regulatory, or judicial proceeding.  I understand and agree that my cooperation will include, but not be limited to, making myself available to the Company or any of the other Released Parties upon reasonable notice for interviews and factual investigations; appearing at the Company’s (or Released Parties’) request to give testimony without requiring service of a subpoena or other legal process; volunteering to the Company or the other Released Parties pertinent information; and turning over all relevant documents which are or may come into my possession.

(ix)
Whenever possible, each provision of this General Release shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

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BY SIGNING THIS GENERAL RELEASE, I STATE THAT:

(x)	I HAVE READ IT;

(xi)
I UNDERSTAND IT AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING, BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED; TITLE VII OF THE CIVIL RIGHTS ACT OF 1967, AS AMENDED; THE EQUAL PAY ACT OF 1963, AS AMENDED; THE AMERICANS WITH DISABILITIES ACT OF 1990, AS AMENDED; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

(xii)	I CONSENT TO EVERYTHING IN IT;

(xiii)	I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT;

(xiv)	I HAVE BEEN GIVEN TWENTY-ONE (21) DAYS TO CONSIDER THIS GENERAL RELEASE BEFORE SIGNING IT;

(xv)	I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY;

(xvi)
I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME; AND

(xvii)
I UNDERSTAND THAT THIS GENERAL RELEASE SHALL NOT BECOME EFFECTIVE AND ENFORCEABLE UNTIL THE EIGHTH DAY FOLLOWING EXECUTION OF THIS GENERAL RELEASE, AND THAT ANY TIME PRIOR TO THE EFFECTIVE DAY, I CAN REVOKE THIS GENERAL RELEASE.

DATE:	January 26th 2007	Signed:	/s/ Robert Hipp
[Name of Employee]

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